                                                                    EXHIBIT 10.8

                                  CONFIDENTIAL

                        AGREEMENT ON TERMS AND CONDITIONS
                   OF PURCHASE AND SALE OF OPTICAL COMPONENTS

        This Agreement ("Agreement") is made as of this 1st day of January, 2000 by and between Corning Incorporated, a New York Corporation, with an address at Houghton Park, Corning, NY 14831 ("Corning") and New Focus, Inc. with an address at 2630 Walsh Avenue, Santa Clara, CA 95051 ("Seller").

        WHEREAS, Corning and certain of its affiliated companies plan to place with Seller from time to time during the terms of this Agreement specific orders for the purchase of certain Optical Components ("Materials"); and

        WHEREAS, the parties wish to provide for the general terms and conditions upon which such Materials purchase transactions shall be made; and

        WHEREAS, the parties may wish to subsequently provide for certain services for processing or additional goods and services related to the Materials;

        NOW THEREFORE, in consideration of the mutual covenants herein, Corning and Seller hereby agree as follows:

1. Term. The Term of this Agreement shall be from January 1, 2000 through December 31, 2000 If the parties are not in breach at the expiration of the Term, then they may mutually agree in writing to continue this Agreement, upon thirty (30) days' notice prior to the term expiration date, for an additional one (1) year term.

2. Scope. During the Term of this Agreement, the terms and conditions specified by this Agreement shall apply to all purchases of the Materials by Corning from Seller. This Agreement is based upon an anticipated procurement of Materials described in Appendix 1. The estimated quantity of each item of Materials to be purchased hereunder is described in the same Appendix. That estimated quantity for each item is based on an allocation to Seller of a share (expressed as a percentage) of Corning's purchases from unaffiliated companies of that item. Corning anticipates that this share allocation to the Seller will not change during the term of this Agreement provided the Seller can meet its delivery and other obligations under this Agreement, and can continuously keep Corning competitive in the market place. Corning may conduct business reviews with the Seller on a periodic basis (monthly, quarterly, semi-annually) to review the overall market situation and discuss changes needed to maintain a competitive position in the communications industry.

3. Releases. When Corning wishes to purchase Materials pursuant to this Agreement, it shall submit a written release form for a specific quantity to Seller. Seller shall ship Materials in accordance with the Corning release. Release forms may be delivered to Seller via fax, email, EDI, or U.S. mail.

4. Schedule and Safety Stock. Corning's schedules depend upon timely delivery of Materials and therefore, time is of the essence in Corning's release forms issued to Seller hereunder. Seller agrees to make timely delivery in accordance with agreed upon delivery dates. In order to assure Corning of continuity of supply, Seller will keep as a safety stock a four-week supply of finished goods of each Material exclusively for Corning for which Corning shall be responsible to purchase upon termination or Material discontinuance. Corning will authorize and update, on a quarterly basis, the safety stock level required by product that the Seller will have available to ship. If this level exceeds four (4) weeks of the demand, Corning shall only be obligated to purchase the authorized four (4) weeks supply upon termination or material discontinuance.

5. Price(s) and Quantity. During the Term, the guaranteed prices, and estimated quantities of the Materials sold by Seller to Corning shall be as specified in Appendix I hereto.

6. Delivery. Unless otherwise agreed, all price and delivery terms shall be on a delivered basis, broken out specifying price, insurance, and freight separately.

7. Performance. Corning will provide a minimum of 3 weeks lead time on new purchase orders and 2 weeks lead time on schedule changes on forecasts.

     Corning will provide at least a three (3) month or greater rolling Forecast reflecting, by time period, shipping quantities required for each part number to support Corning's manufacturing schedules.

     Seller agrees to make timely deliveries in accordance with agreed upon delivery dates.

8. Title. Title to and possession of all Materials shipped by Seller to Corning shall pass to Corning upon delivery of materials at the Corning location.

9. Warranty/Specifications. At the time of delivery, Seller warrants that title to the Materials shall pass to Corning, free and clear of claims or liens of third parties. Seller also warrants that the Materials supplied by Seller to Corning hereunder shall meet the quality levels and specification levels defined in Appendix II. Materials shall be free of objects or other substances which, in the opinion of Corning, could render them until for intended use. If quality levels are not defined in Appendix II for a particular item, then Seller warrants that such Materials shall be merchantable, of best quality and free from defects in materials, processing or workmanship. This warranty shall survive any inspection by Corning.

     Any attempt by Seller to limit, disclaim, or restrict any such warranties or any remedies of Corning, by acknowledgment or otherwise, in accepting or performing this order, shall be null, void and ineffective without Corning's written consent.

     The initial warranty period of Materials shipped under the terms and conditions of this Agreement will be [*] from the date of shipment by Supplier. Any purchased device which is rejected for non-conformance to Corning's specification will be returned to Seller. Seller will, at Corning's option and without limiting any other rights of Corning, either:
     (1) credit Corning the value of device, (2) replace the device at no expense to Corning, or (3) repair the device at no cost to Corning.

10. Software & Systems Warranty. Seller warrants that the quality and delivery of the Material will not be affected by any computer system and/or software related

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     malfunction including, but not limited to, changes in dates, the passing of the calendar years 1999 or 2000, the next millennium and/or leap years. Should Seller fail to meet the requirements of this Agreement due to such computer system and/or software related malfunctions, Corning may (without prejudice to any other available remedy or cause of action) terminate this Agreement on five (5) days advance written notice to Seller. Additionally, Corning may terminate this Agreement if Seller, when requested, fails to give adequate assurance that it or any of its suppliers are Year 2000 compliant.

11. Inspection. Corning shall be entitled to inspect Materials upon delivery. Any prior inspection of Materials or sampling at the Seller's facility by Corning personnel will imply neither delivery or acceptance of such Materials by Corning.

12. Plant Access. Seller will allow representatives of Corning and Corning's customers access to the facilities involved in performing this order for purposes of reviewing the status and progress of production and witnessing any test and inspections. Such access will not relieve Seller of any of its obligations.

13. Inspection Reports. Seller shall furnish Corning with Inspection Reports for each shipment of Materials hereunder. Seller shall collect all relevant data for each Material prior to shipment. Such Certificates of Analysis shall be specific by traceable notations and Corning may reject items that do not meet the specifications in Appendix II. Inspection reports shall accompany all Materials shipped to Corning. Duplicate copies shall be filed and stored by Seller for a period of seven (7) years in case future reference is required by Corning.

14. Invoicing and Payment. Seller shall invoice Corning in duplicate for Materials ordered by and delivered to Corning. Corning shall pay such invoices within forty-five (45) days after their receipt. Corning shall not be required to pay invoices for any Materials which do not meet applicable specifications or for quantities other than those it ordered.

15. Process Changes. Seller shall notify Corning in writing and at least 30 days in advance of any change in its manufacturing, assurance of supply, refining, feedstock, process or equipment that might affect Corning's results, its access to, or its use of the Materials purchased from Seller hereunder.

16. Design Changes. In the event that Corning's requirements for Materials change, Corning and Seller shall meet in good faith to discuss possible changes in the design of Materials and may amend the specifications to comply with Corning's new requirements. If Seller has the technical capability to meet Corning's new requirements, Seller shall do so. Any price adjustments resulting from proposed design changes will be negotiated in godd faith by Seller and Corning.

17. Patents. Seller agrees to indemnify, hold harmless and protect Corning against any costs (including reasonable attorneys' fees), liabilities, and judgments arising from any claim made by a third party against Corning that the materials supplied by Seller under this Agreement infringe patent or copyrights of such third party. Corning shall promptly notify Seller of any such claim, agrees to provide information and reasonable assistance, and give Seller sole authority to defend or settle such claim. Upon notice of an alleged infringement, Seller may, at its option and expense, (i) obtain for Coming the right to continue using the Materials, (ii) replace or modify the product so that is

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]
     becomes non-infringing or non-violating, (iii) substitute an equivalent non-infringing version of the Materials. In the event that none of the above options is reasonably available, either party may terminate this Agreement and Corning may return any and all Materials paid for and in Corning's inventory and obtain a refund from Seller of the price paid by Corning for such inventory. Termination hereunder does not discharge the obligations of Seller to defend Corning and pay costs or judgments.

     Notwithstanding the above provisions, Seller assumes no liability for any infringement claims based upon the use of the Materials either (i) in connection or in combination with equipment, devices, products or software not provided by Seller if such claims would not have resulted but for some combination or use, or (ii) for other than normal purposes.

     THE FOREGOING STATES EACH PARTY'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OR VIOLATION OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND.

18. Excusable Failure or Delay (Force Majeure). Neither party shall be held responsible for the failure or delay in performance hereunder where such failure or delay is due to any act of God or of the public enemy, war, compliance with laws, governmental acts or regulations, fire, flood, epidemic, accident, unusually severe weather or other causes similar to the foregoing beyond their reasonable control. Any party whose performance is affected by such force majeure shall promptly give notice to the other party of the occurrence or circumstance upon which it intends to rely to excuse its performance. If the circumstances of force majeure affecting either party's performance hereunder delays performance for more than seven
     (7) days, then the other party may terminate this Agreement upon seven (7) days' advance written notice. In no event shall a failure or delay in performance attributable to the "Year 2000" or other computer system and/or software related malfunction be excusable under this paragraph or any other paragraph of this Agreement.

19. [*] Both parties agree that during the term of this Agreement, periodic reviews of technical programs and innovations underway at each parties facilities will be held with the mutual goal of enhancing each parties understanding of the other's future technical initiatives. All such reviews would be subject to the same protection of intellectual property as described in the "Confidential Information" clause (Article #27) of this Agreement. In the event that Seller develops any new or "next generation" products like the Materials sold hereunder, but with improved or enhanced performance characteristics, then Seller will make those new products available to Corning on terms to be negotiated, but subject to the same [*] conditions set out above.

20. Price Protection. If Corning submits substantial evidence in writing that another producer of goods has lawfully offered Corning goods of similar quality, in similar quantities and under like terms and conditions, at a delivered cost at least [*] lower than the delivered cost hereunder, then Corning will give Seller written notice of such lower offer.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     If Seller does not agree, in writing and within thirty (30) days of such notice, to reduce its price immediately to meet that lower offer, then, at the expiration of that thirty (30) day period, Corning's only purchase obligation hereunder will be to purchase Materials for which releases have already been issued by Corning and accepted by Seller. Upon the purchase by Corning of the Materials under those prior releases, Corning will be deemed to have satisfied any and all purchase commitments and obligations hereunder, and will not be subject to any penalty, price adjustment or other liability for failure to purchase any additional Materials from Seller.

21. No Assignment. This Agreement shall not be assigned and is not assignable or delegable by either party without the written consent of the other, which shall not be unreasonably withheld.

22. Compliance with Laws. Seller shall comply with all applicable federal, state and local laws and regulations in the manufacture, processing, sale and transport of the Materials to be delivered hereunder. In the event that Seller's work does not comply with any such laws, codes, and regulations, Seller shall correct any such noncompliance at its sole expense and indemnify and hold Corning harmless from any claims, costs, fines, penalties, expenses, liabilities or losses on account of any such noncompliance.

23. Default and Termination. This Agreement and all rights granted hereunder may be terminated by either party: (a) in the event of a continuing default by the other party of any obligation hereunder, effective seven Corning business (7) days after written notice of such default is given to the defaulting party; or (b) immediately in the event that either a delivery that is more than fifteen (15) Corning business days late, or if any three
     (3) deliveries are more than seven (7) Corning business days late in any six-month period; or (c) immediately upon written notice in the event of bankruptcy, insolvency or any other financial condition creating reasonable doubt as to that party's ability to perform hereunder. If any instance under (a) or (b) occur, Corning must notify Seller in writing within (30) days of each event. In the event that Corning does not notify Seller, termination rights for that event lapse.

     No such termination shall affect or discharge any obligations of either party which arose prior to the effective date of termination with respect to warranties, indemnification, moneys owed or confidential information.

24. Cancellation for Buyer's Convenience. Corning may cancel a firm Purchase Order at any time prior to delivery. In the event of such cancellation, Seller shall immediately cease to incur expense against the affected Purchase Order.

     If the purchase order covered standard product which is easily sellable to Seller's other customers, the Corning will have no liability to Seller for cancellation of the Purchase Order.

     For Purchase Orders for nonstandard products, Corning's liability in the event of cancellation shall be limited to the following for deliveries cancelled under such Purchase Order:

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        a. Actual cost incurred by Seller, up to and including the date of cancellation for material costs and direct labor costs; and

        b. Reasonable costs that Seller has reasonably committed to pay to its suppliers; and for the materials for undelivered quantities.

     Seller shall use reasonable endeavors to mitigate the amount of such charges. Seller will provide Corning with clear documentation of all costs and charges which Corning is liable under this provision. In no event will Corning be liable for cancellation charges in excess of the contract value of the Materials cancelled. Upon payment of such cancellation charges by Corning, Seller shall deliver to Corning, in accordance with the delivery terms of this Agreement, all work in progress and inventory for which Corning has made payment.

25. Obsolescent. Corning reserves the right to reduce estimated quantities (but maintaining share percentage) or substitute new products for those referenced in Appendix I, in the event that new products offering a superior technological or economic advantage become available during the term of this Agreement. Seller shall be given a reasonable amount of time to match such new products.

26. Waiver. The failure of Corning to insist in any one or more instances upon the full performance of any of the terms, covenants or conditions of this order or to exercise any rights it may have hereunder shall not be construed as a waiver of any legal rights it may have with respect to such nonperformance or be construed as Corning's condoning further nonperformance of such terms, covenants or conditions.

27. Confidential Information. The nondisclosure agreement entered into by the Parties on March 15, 1999 will govern the use of confidential information by Seller. The term of the nondisclosure agreement will be the term of this Agreement. This Agreement and its terms are subject to that nondisclosure agreement.

28. Promotion Limitation: Seller agrees that it will not use Corning's name whether by including reference to Corning in any list of customers advertising that its services or products are used by Corning or otherwise, without written authorization by Corning's authorized representative.

29. Liability. To the fullest extent permitted by law, Seller hereby indemnifies and agrees to hold harmless Corning, its affiliates, subsidiaries, agents, employees, directors, or representatives from and against all claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from Seller's supply of Materials or performance of these services.

30. Insurance. If Seller performs any services for Corning on Corning's premises, Seller shall, at any time(s) upon request, furnish Corning with an insurance certificate(s) from its insurance carrier(s) naming Corning as an additional insured, evidencing the existence of insurance coverage of the following kinds in at least the following amounts:

        A. Workers' compensation insurance as required by law and Employer's liability insurance with limits not less than One Million Dollars ($1,000,000).

        B. Comprehensive public liability insurance for personal injury (including death) and property damage with limits of not less than Five Million Dollars ($5,000,000) for personal injury and property damage, including coverage for owned and nonowned automobiles and Seller's contractual obligations.

        C. Umbrella liability insurance with limits not less than Five Million Dollars ($5,000,000).

31. Choice of Law and Forum. This Agreement shall be governed by, interpreted and construed and performance hereunder shall be determined in accordance with the law of the State of New York, without regard to its conflicts of law principles. In the event of disputes or claims relating to this Agreement, both parties agree to seek an amicable settlement prior to commencing any litigation. In the event of litigation, any action shall be venued in either the Supreme Court of the State of New York, Steuben County, or in the United States District Court, Western District of New York.

32. Conflict of Terms. The terms and conditions of Corning stated on this Agreement shall govern in the event of any conflict with any terms proposed by Seller, and are not subject to change by reason of any written or oral statements by Seller or by any terms stated in Seller's acknowledgement of this order, unless such conflicting or additional terms are accepted in a writing making reference to this Agreement and signed by Corning. Shipment of goods or materials, or performance of services pursuant to this order shall be deemed to be an unqualified acceptance of the terms and conditions contained herein.

33. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

34. Notices, Entire Agreement and Change Orders. All notices delivered or demands given by either party under this Agreement shall be delivered in person, or forwarded by U.S. Mail, postage prepaid, or they may be faxed properly addressed to the authorized representatives of the party. This Agreement constitutes the entire agreement between Corning and Seller with respect to the Work, and supersedes all prior and contemporaneous negotiations, agreements, representations, understandings and commitments. No change, modification or extension of this Agreement shall be effective unless it is made in writing, makes specific reference to this Agreement and signed by duly authorized representatives of Corning and Seller. Such approval shall not be unreasonably withheld. For the purposes of this Agreement, the following persons are the authorized representatives of Buyer and Corning:

     For Corning:   Kathryn M. Murphy, Division Vice President,
                    Materials Management

     For Seller:    Paul G. Smith, Vice President and General Manager

35. Ownership of Tools and Intellectual Property. Corning shall have title to and the right of immediate possession of any tools, equipment or prototypes furnished or paid for by Corning, and if and when any such Corning property is in the possession of Seller,

     Seller shall not use such property for any work other than that of Corning and shall maintain such property in good and usable condition at no further cost to Corning.

     Pursuant to the terms of the confidentiality agreement between Corning and Seller, Seller will not use any confidential information of Coming (as defined in that agreement) for any purpose other than the supply of Materials to Corning. Accordingly, if Seller uses any such confidential information of Corning to design or make any Materials, then those Materials will be sold only to Corning and Seller will not sell or offer to sell those Materials to any third party without the prior written consent of Corning.

     IN WITNESS WHEREOF, Seller and Corning have executed this Agreement by their respective duly authorized representatives as of the date first above written.

     SUPPLIER NAME                          CORNING INCORPORATED

     By: /s/ PAUL SMITH                     By: /s/ KATHRYN M. MURPHY
        --------------------------------        --------------------------------
                                                    Kathryn M. Murphy


     Title: VP/GM Telecom Division          Title: Division Vice President,
                                                   Materials Management

     Date: 2/18/00                          Date: 2/14/00

                                   APPENDIX I

                              Quantity and Pricing

1. Quantity. Corning will purchase from New Focus a percentage (listed below in Share) of its external requirements of the Materials during the term of this Agreement. The forecasted volumes below are an estimate to be used for the Seller's information purposes only, and is not intended to bind or obligate Corning to purchase said amount.

2.   Pricing.

     Product                 Share      Est Volume    Price (1/1-6/30)*    Price (7/1-12/31)*
     -----------------       -----      ----------    -----------------    ------------------
     [*]

     All pricing takes effect 1/1/00. Any current purchase orders will cancelled 12/30/99 and new purchase orders placed at the new pricing.





[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   APPENDIX II

                             PURCHASE SPECIFICATION

                                                             CORNING SPEC
CORNING PART NUMBER            DESCRIPTION                   NUMBER/DATE
-------------------            -----------                   ------------
[*]



     This product shall be free from all other material or objects which, in the opinion of Corning Incorporated, could render it unfit for its intended use.

     All measurements made to determine compliance with this specification shall be done in accordance with analytical procedures approved by Corning Incorporated.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.